Exhibit 10.20.9

JANUS HENDERSON GROUP PLC

FORM OF LONG TERM INCENTIVE AWARD (“LTI”) ACCEPTANCE FORM

The Company grants to [________]  (“you” or “Grantee”), effective as of February 28,  2018  (the “Grant Date”), a Performance Stock Unit Award (the “LTI Award”) as described below, subject to the terms and conditions set forth in this LTI Acceptance Form, the attached Company Plan and the attached Appendices A, B and C.

Performance Stock Unit Award — see Appendices  A, B and C for additional terms

Number of Stock Units Granted	[ ]

a.          Pursuant to the terms of the LTI Award, you shall be eligible to vest in a number of stock units, if any, based on the achievement of the performance criteria set forth in Appendix B (the “Performance Criteria”), provided that you have not experienced a Termination of Affiliation prior to December 31, 2020 (the “Vesting Date”).  Any portion of the LTI Award that does not vest because the applicable Performance Criteria have not been satisfied as of the Vesting Date shall be terminated, cancelled and forfeited.

b.         Notwithstanding the provisions of (a) above and (c) below, if you have a Termination of Affiliation with the Company due to death or Disability, the LTI Award shall vest based on achievement of the Performance Criteria measured as of the last trading date prior to the Termination of Affiliation (determined using the average closing stock price for the shares of the Company’s common stock for the ninety (90) trading day period immediately preceding the Termination of Affiliation). Except as provided in the preceding sentence or in (c) below, in the event that you have a Termination of Affiliation, any portion of the LTI Award that is unvested, and any of your rights hereunder, shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation.

c.          Notwithstanding anything to the contrary in the Company Plan, following a Change of Control, the LTI Award shall remain outstanding, the Performance Period shall remain in effect, and you shall be eligible to vest in a number of stock units, if any, based on the achievement of the Performance Criteria as set forth in Appendix B, provided that you have not experienced a Termination of Affiliation prior to the Vesting Date.  Notwithstanding the foregoing and the provisions of (a) above, in the event that you experience a Termination of Affiliation due to the  termination of your employment or service by the Company without Cause or by you for Good Reason, in each case following a Change of Control and prior to December 31, 2020, the LTI Award shall vest based on achievement of the Performance Criteria measured as of the last trading date prior to the Termination of Affiliation (determined using the average closing stock price for the shares of the Company’s common stock  for the ninety (90) trading day period immediately preceding the Termination of Affiliation).

d.         In accordance with the Company Plan, the Committee may, in its sole discretion, accelerate the vesting of all or a portion of the LTI Award or waive any or all of the terms and conditions applicable to this LTI Acceptance Form or the attached Appendices. This

LTI Acceptance Form and the attached Appendices do not supersede, or otherwise amend or affect any other LTI awards, agreements, rights or restrictions that may exist between the parties.

e.          Capitalized terms used but not defined in this LTI Acceptance Form have the meaning specified in the Company Plan and/or in the attached Appendices.

By accepting this LTI Award, you agree to be bound by the terms, conditions and provisions set forth in the LTI Acceptance Form, the attached Appendices and the Company Plan, all of which are incorporated by reference herein and are an integral part of this LTI Acceptance Form.

APPENDIX A — TERMS OF PERFORMANCE STOCK UNIT AWARD

1.         Grant of Performance Stock Unit Award.

Subject to the provisions of this Appendix, the LTI Acceptance Form and the Company’s Second Amended and Restated 2010 Long Term Incentive Stock Plan, as may be amended from time to time (the “Company Plan”), the Company hereby grants to Grantee the number of performance stock units (the “Stock Units”) identified under the Performance Stock Unit Award section of the attached LTI Acceptance Form, representing the same number of ordinary shares of the Company, par value $1.50 per share (“Common Stock”).

2.         No Right to Continued Employment.

Nothing in this Appendix or the Company Plan shall confer upon Grantee any right to continue providing services to, or be in the employ of, the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate Grantee’s association or employment at any time.

3.         Unfair Interference.

During Grantee’s employment with the Company or any Subsidiary and during the twelve (12) months after Termination of Affiliation, Grantee shall not: (i) knowingly and directly solicit, hire or attempt to hire, or assist another in soliciting, hiring or attempting to hire, on behalf of any Competitive Business, any person who is an employee or contractor of the Company or any Subsidiary; or (ii) knowingly and directly divert, attempt to divert, solicit, or assist another in diverting, attempting to divert or soliciting, the customer business of any Protected Client on behalf of a Competitive Business.  For purposes of this section, “Competitive Business” means any business that provides investment advisory or investment management services or related services; and “Protected Client” shall mean any person or entity to whom the Company or any Subsidiary provided investment advisory or investment management services at any point during the six (6) months preceding Grantee’s Termination of Affiliation.

4.         Change of Control.

(a)        For purposes of this Appendix and the LTI Acceptance Form, “Good Reason” shall have the meaning assigned to such term in Grantee’s individual employment, change in control or severance agreement (if any).  If Grantee is not a party to an agreement in which Good Reason is defined, Good Reason shall mean the occurrence of any of the events or conditions described below which are not cured by the Company within thirty (30) days after the Company has received written notice from Grantee (which notice must be provided by Grantee within ninety (90) days of the initial existence of the event or condition constituting Good Reason):

(i)         a material adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change of Control other than any such alteration primarily attributable to the fact that the Company may no longer be a public company or to other changes in the identity, nature or structure of the Company; and provided, that a change in Grantee’s title or reporting relationships shall not of itself constitute Good Reason (unless such change results in a material adverse alteration as described above);

(ii)       any material reduction in Grantee’s base salary except for any across-the-board reduction similarly affecting similarly-situated employees of the Company; or

(iii)      the relocation of Grantee’s principal place of employment to a location more than forty (40) miles from Grantee’s principal place of employment immediately prior to the Change of Control, provided that such relocation results in a material negative change to Grantee’s employment.

(b)        Notwithstanding subsection (c) of the LTI Acceptance Form, in the event of a Change of Control of the Company, the Company may, in its sole discretion, cancel Grantee’s LTI Award in exchange for a payment in cash in an amount equal to (x) the consideration paid per share of Common Stock in the Change of Control multiplied by (y) the number of shares of Common Stock subject to Grantee’s LTI Award that vest based on achievement of the Performance Criteria measured as of the last trading date prior to the Change in Control (determined using the average closing stock price for the shares of the Company’s common stock  for the ninety (90) trading day period immediately preceding the Change in Control).

5.         Issuance of Shares of Common Stock.

Subject to Section 11 (pertaining to the withholding of taxes) and Section 19 (pertaining to Section 409A of the Code), as soon as practicable after each vesting event under Subsections (a), (b) and (c) of the LTI Acceptance Form, but in no case later than seventy (70) days following the date on which an award becomes vested (provided that it has been determined that the applicable Performance Criteria have been achieved and there has been no prior forfeiture of the Stock Units pursuant to the terms of this Appendix, the LTI Acceptance Form, the Company Plan or Appendix B), the Company shall issue (or cause to be delivered) to Grantee one or more stock certificates for Common Stock or otherwise transfer shares of Common Stock with respect to the Stock Units vesting (or shall take other appropriate steps to reflect Grantee’s ownership of all or a portion of the vested Stock Units that are subject to this Appendix).  Following the settlement of the vested Stock Units in Common Stock pursuant to this Section 5, Grantee may not sell, assign, transfer or otherwise dispose of any of the “net shares” (as defined below) of Common Stock transferred to Grantee upon settlement of such vested Stock Units until the first anniversary of the date on which the Stock Units vested (such period, the “Holding Period”).  Grantee may be required to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.  For purposes of this Section 5 only, the term “net shares” shall mean the net number of shares of Common Stock transferred to Grantee upon settlement of the vested Stock Units after subtracting such shares of Common Stock withheld by the Company, if any, in payment of tax withholding obligations applicable to such settlement.

6.         Nontransferability of the Stock Units.

No Stock Units shall be transferable by Grantee by means of sale, assignment, exchange, encumbrance, pledge or otherwise.

7.         Rights as a Stockholder.

Except as otherwise specifically provided in this Appendix, Grantee shall have no rights as a stockholder solely as a result of the grant of the Stock Units and shall have no right to cash or stock dividends or to be credited with Dividend Equivalents on his or her Stock Units to the extent dividends are paid on shares of Common Stock, unless and until Grantee has become the holder of record of shares of Common Stock following payment in Common Stock upon the vesting of the Stock Units.  Grantee shall have full rights as a stockholder with respect to the net shares during the Holding Period, except the right to sell, assign, transfer or otherwise dispose of the net shares.

8.         Adjustment in the Event of Change in Common Stock.

In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Common Stock or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Company Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and type of shares or Stock Units, or, if deemed appropriate, make provision for a cash payment to Grantee or the substitution of other property for Stock Units; provided, that the number of Stock Units shall always be a whole number.

9.         Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by a Grantee in connection with the Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

10.       Other Restrictions.

Notwithstanding any other provision of the Company Plan or this Appendix, the Company will not be required to issue, and Grantee may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the Stock Units, unless (a) there is in effect with respect to the shares of Common Stock received as payment for the Stock Units a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable.  The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of Stock Units, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

11.       Taxes and Withholding.

No later than the date as of which an amount first becomes includible in the gross income of Grantee for tax withholding purposes with respect to any Stock Units or underlying shares of Common Stock, Grantee shall pay all taxes that are required by applicable laws and regulations, if any, to be withheld by either: (i) participating in the Company’s Share Withholding Program to have shares of Common Stock withheld by the Company or its agent (provided that it will not result in adverse accounting consequences to the Company), or (ii) making other payment arrangements satisfactory to the Company.  For the avoidance of doubt, the shares of Common Stock are subject to income tax at the time of the issuance of such shares.  The obligations of the Company under this Appendix shall be conditioned on compliance by Grantee with this Section 11.  It is intended that the foregoing provisions of this Section 11 shall normally govern the payment of withholding taxes (if required); however, if the required withholding is not accomplished under the preceding provisions of this Section 11, Grantee agrees that the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to Grantee, including compensation or the delivery of the Stock Units or underlying shares of Common Stock that gives rise to the withholding requirement.

12.       Notices.

Any notice to be given to the Company shall be addressed to the Company at its principal office, in care of its Assistant Corporate Secretary.  Any notice to be given to Grantee shall be addressed to Grantee at the address listed in the Company’s records.  By a notice given pursuant to this section, either party may designate a different address for notices.  Any notice shall have been deemed given (i) when actually delivered to the Company, or (ii) if to Grantee, when actually delivered; when deposited in the U.S. Mail, postage prepaid and properly addressed to Grantee; or when delivered by overnight courier.

13.       Binding Effect.

Except as otherwise provided hereunder, this Appendix shall be binding upon and shall inure to the benefit of the heirs, executors or successors of the parties to this Appendix.

14.       Laws Applicable to Construction.

The interpretation, performance and enforcement of this Appendix shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.  In addition to the terms and conditions set forth in this Appendix, the Stock Units are subject to the terms and conditions of the Company Plan, which is hereby incorporated by reference.

15.       Severability.

The invalidity or enforceability of any provision of this Appendix shall not affect the validity or enforceability of any other provision of this Appendix.

16.       Conflicts and Interpretation.

In the event of any conflict between this Appendix and the Company Plan, the Company Plan shall control.  In the event of any ambiguity in this Appendix, or any matters as to which this Appendix is silent, the Company Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Company Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Company Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Company Plan.

17.       Amendment.

Except as otherwise provided for in this Appendix, this Appendix may not be modified, amended or waived except by an instrument in writing approved by both parties hereto or approved by the Committee.  The waiver by either party of compliance with any provision of this Appendix shall not operate or be construed as a waiver of any other provision of this Appendix, or of any subsequent breach by such party of a provision of this Appendix.  Notwithstanding anything to the contrary contained in the Company Plan or in this Appendix, to the extent that the Company determines that the Stock Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Stock Units in order to cause the Stock Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

18.       Headings.

The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Appendix.

19.       Section 409A; Six-Month Delay.

The intent of the parties is that payments and benefits under this Appendix comply with Section 409A and, accordingly, to the maximum extent permitted this Appendix shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, Grantee shall not be considered to have terminated employment with the Company for purposes of this Appendix unless Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of 409A.  Each amount to be paid or benefit to be provided under this Appendix shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Appendix that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Appendix during the six (6) month period immediately following Grantee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Grantee’s separation from service (or death, if earlier).

APPENDIX B — PERFORMANCE CRITERIA

1.         Performance Criteria.

Subject to Sections 2 and 3 below, the number of Stock Units, if any, which shall vest  on the last day of the Performance Period (as defined in Section 4 below) shall be equal to the product obtained by multiplying (x)  the Number of Stock Units Granted (as set forth in the LTI Acceptance Form) by (y) the applicable payout percentage (as set forth in the following table).

Percentile Rank	Payout Percentage
90th and above	200%
50th	100%
11th	2.5%
Below 11th	0%

If the Company’s Percentile Rank (as defined in Section 4 below) during the Performance Period is greater than the 11th percentile but less than the 50th percentile, or greater than the 50th percentile but less than the 90th percentile, the payout percentage shall be interpolated on a straight line based as follows:

(P – 10)
Payout Percentage	=	(	--------------)	* 200%
(90 – 10)

Where:

“P” represents the Company’s Percentile Rank; and

“(90 – 10)” captures interpolation between the 90th and 10th percentiles.

The following example illustrates the application of the  Payout Percentage formula:

(69 – 10)
Payout Percentage of 147.5%	=	(	--------------)	* 200%
(90 – 10)

Where:

“69” represents the Company’s Percentile Rank, in this example, equal to 69%
(as calculated pursuant to Section 4(d) below), assuming a number ranking for the Company equal to 5 out of 14.

The Committee shall have the power and authority to make all determinations concerning whether the Performance Criteria have been achieved and to make any necessary adjustments to the Performance Criteria.

2.         Maximum Total Value Cap.

Notwithstanding anything set forth in Section 1,  and regardless of the Company’s Percentile Rank, if the End Date Value (as defined in Section 4 below) of the number of Stock Units that would have vested pursuant to the formula set forth in Section 1 exceeds 400% of the Grant Date Value (as defined in Section 4 below) of the Number of Stock Units Granted, then the number of Stock Units that vest pursuant to Section 1 shall be reduced to the number of Stock Units with an End Date Value equal to 400% of the Grant Date Value of the Number of Stock Units Granted (rounded down to nearest whole share).

The following example illustrates the impact of the Maximum Total Value Cap:

	Grant Date Value	Per Share Stock Price	Number of Stock Units Granted	Company’s Percentile Rank	Payout Percentage (Before Cap)	Calculated Vest Value (Before Cap)	Actual Vest Value (After Cap)	Actual Shares Vesting (After Cap)
Grant Date	$1M	$10	100,000
Vest Date (3-years)		$50		#1	200% (100,000 shares * 200% = 200,000 shares)	$10M (200,000 shares * $50 per share = $10M)	$4M ($1M Grant Date Value * 400% = $4M)	80,000 ($4M divided by $50 per share = 80,000 shares)

3.         Negative TSR Cap.

Notwithstanding anything set forth in Section 1, and regardless of the Company’s Percentile Rank, if the Company’s Total Shareholder Return is negative, then the number of Stock Units that vest pursuant to Section 1 shall not exceed the Number of Stock Units Granted (as set forth in the LTI Acceptance Form).

The following example illustrates the impact of the Negative TSR Cap:

	Grant Date Value	Per Share Stock Price	Number of Stock Units Granted	Company’s Percentile Rank	Payout Percentage (Before Cap)	Calculated Vest Value (Before Cap)	Actual Shares Vesting (After Cap)	Actual Vest Value (After Cap)
Grant Date	$1M	$10	100,000
Scenario A Vest Date (3-years)		$6		#1	200% (100,000 shares * 200% = 200,000 shares)	$1.2M (200,000 shares * $6 per share = $1.2M)	100,000 (capped at 100,000 shares for negative TSR)	$600K (100,000 shares * $6 per share = $600K)
Scenario B Vest Date (3-years)		$6		#5	147.5% (100,000 shares * 147.5% = 147,500 shares)	$885K (147,500 shares * $6 per share = $885K)	100,000 (capped at 100,000 shares for negative TSR)	$600K (100,000 shares * $6 per share = $600K)

4.         Definitions.

For purposes of this Appendix B, the following terms have the following meanings:

(a)        “End Date Value” means, with respect to the number of Stock Units that vest pursuant to the formula set forth in Section 1, the dollar value determined by multiplying the number of Stock Units that vest pursuant to the formula set forth in Section 1 by the average of the high and low stock prices of a share of Common Stock on the last day of the Performance Period (or, if such date is not a trading day, the last trading day preceding such date).

(b)        “Grant Date Value” means, with respect to the Number of Stock Units Granted, the dollar value determined by multiplying the Number of Stock Units Granted by the average of the high and low stock prices of a share of Common Stock on the Grant Date (or, if such date is not a trading day, the last trading day preceding such date).

(c)        “Peer Group” means the following companies: (1) Affiliated Managers Group, Inc. (NYSE: AMG); (2) AllianceBernstein Holding L.P. (NYSE: AB); (3) Ameriprise Financial, Inc. (NYSE: AMP); (4) Eaton Vance Corp. (NYSE: EV); (5) Federated Investors, Inc. (NYSE: FII); (6) Franklin Resources, Inc. (NYSE: BEN); (7) Invesco Ltd. (NYSE: IVZ); (8) Legg Mason, Inc. (NYSE: LM); (9) OM  Asset Management plc (NYSE: OMAM); (10) T. Rowe Price Group, Inc.  (NasdaqGS: TROW); (11) Waddell & Reed Financial, Inc. (NYSE: WDR);  (12) Schroders plc (LSE: SDR); and (13) Standard Life Aberdeen plc (LSE: SLA) (each, a “Peer Company”).  For purposes of this LTI Award, (i) a Peer Company that declares bankruptcy during the Performance Period shall remain a Peer Company, provided that the Total Shareholder Return for such Peer Company shall be deemed to be -100% for the Performance Period, (ii) if a Peer Company engages in a Business Combination during the Performance Period with another Peer Company, the surviving publicly-traded company resulting from such Business Combination shall remain a Peer Company, and the Peer Company that is no longer publicly traded following such Business Combination shall cease to be a Peer Company, (iii) if a Peer Company engages in a Business Combination during the Performance Period with an entity that is not a Peer Company, the surviving publicly-traded company resulting from such Business Combination shall be deemed a Peer Company, provided that all or substantially all of the individuals and entities who are the beneficial owners of the outstanding shares of the Peer Company’s common stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock of the surviving publicly-traded company resulting from such Business Combination, and (iv) if a Peer Company engages in a spin-off during the Performance Period, the average closing price of the spun-off corporation for the ninety (90) trading day period following the distribution date shall be treated as a dividend for purposes of determining the Total Shareholder Return of such Peer Company.

(d)        “Percentile Rank” means the percentile ranking of the Company’s Total Shareholder Return during the Performance Period relative to the Total Shareholder Return of each of the other companies that remain in the Company’s Peer Group on the last day of the Performance Period.  The Company’s Percentile Rank will be determined by ranking the Company and the number of other companies that remain in the Peer Group on the last day of the Performance Period (the “Group Companies”) from the highest to lowest according to their respective Total Shareholder Return, then calculating the percentile ranking of the Company relative to the Group Companies as follows:

R - 1
P = 1 -	(	--------------)
N - 1

Where:

“P” represents the Percentile Rank rounded to the nearest whole percentile;

“R” represents the Company’s number ranking among the Group Companies; and

“N” represents the number of Group Companies (including the Company).

The following example illustrates the application of the Percentile Rank formula:

5 - 1
Percentile Rank of 69% = 1 -	(	--------------)
14 - 1

Where:

“5” represents the Company’s number ranking among the Group Companies, in this example, equal to 5 out of 14; and

“14” represents the number of Group Companies (including the Company),

in this example, equal to 14.

(e)        “Performance Period” means the period beginning on January 1, 2018 and ending on the Vesting Date, unless if you have a Termination of Affiliation with the Company (A) due to your death or Disability, or (B) following a Change of Control and prior to December 31, 2020, due to a termination of your employment or service by the Company without Cause or by you for Good Reason, in which case the Performance Period shall mean the period beginning on January 1, 2018  and ending on the last trading date prior to the Termination of Affiliation.

(f)        “Total Shareholder Return” means the rate of the return reflecting stock price appreciation over the Performance Period plus reinvestment of dividends paid with respect to such stock on the ex-dividend dates.  For purposes of calculating the total shareholder return for the Company and each Peer Company, the beginning stock price shall be the average closing stock price for such company for the ninety (90) trading day period immediately preceding the first day of the Performance Period, and the ending stock price shall be the average closing stock price for such company for the ninety (90) trading day period immediately preceding the last day of the Performance Period.  Both averaging periods should include the impact of re-invested dividends.  For purposes of this definition, the term “stock” shall refer to (i) with respect to the Company, a share of Common Stock, and (ii) with respect to each Peer Company, a share of its publicly-traded class of common stock or partnership units, as applicable.

The following example illustrates the Total Shareholder Return calculation for one company using a five (5) trading day averaging period and one year of re-invested dividends:

Step 1: Calculate Accumulated Shares from Reinvestment of Dividends on the Ex-Dividend Date:

Ex- Dividend Date	Closing Price (A)	Actual Dividend Paid (B)	Shares Purchased (B / A) = C	Accumulated Shares From Re-Invested Dividends
11/15/15	$10	$0.05	0.0050	1.0239
8/15/15	$8	$0.05	0.0063	1.0189
5/15/15	$9	$0.05	0.0056	1.0127
2/15/15	$7	$0.05	0.0071	1.0071
1/1/15				1.0000

Step 2: Calculate Average Beginning and Ending Stock Price Applying 5 Trading Day Averaging:

5 Trading Day Measurement Period	Closing Price (A)	Accumulated Shares From Re-Invested Dividends (B)	Asset Value (A * B)	5 Trading Day Measurement Period	Closing Price (C)	Accumulated Shares From Re-Invested Dividends (D)	Asset Value (C * D)
12/31/15	$10.05	1.0239	$10.29	12/31/14	$9.05	1.0000	$9.05
12/30/15	$10.00	1.0239	$10.24	12/30/14	$9.00	1.0000	$9.00
12/29/15	$9.95	1.0239	$10.19	12/29/14	$8.95	1.0000	$8.95
12/28/15	$10.03	1.0239	$10.27	12/28/14	$9.03	1.0000	$9.03
12/27/15	$9.98	1.0239	$10.22	12/27/14	$8.98	1.0000	$8.98
5-day average price with dividends re-invested:			$10.24				$9.00

Step 3: Calculate Total Shareholder Return:

$10.24
Total Shareholder Return	=	13.77%	=	--------- - 1
$9.00

APPENDIX C – FORFEITURE (MALUS) AND CLAW-BACK

The Stock Units shall be subject to the forfeiture and claw-back provisions set forth in this Appendix.  Notwithstanding any provision of the Company Plan, the LTI Acceptance Form, Appendices A or B, or this Appendix C to the contrary, the Stock Units shall be subject to such additional forfeiture, claw-back, deduction or recovery provisions as may be required pursuant to any applicable laws (including US securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time (including additional laws, regulations and requirements implemented following the date hereof).

1.         FORFEITURE (MALUS)

1.1       Any time prior to the issuance of Shares to the Grantee in respect of a Stock Unit, the Board, acting fairly and reasonably, may determine that the vesting of the Stock Units or the delivery of Shares in respect of vested Stock Units is not justified (and the undelivered Shares underlying the Stock Unit shall be forfeited) due to:

(a)        a material misrepresentation in relation to the performance of the Company or its Subsidiaries (together, the “Group”), business unit or fund, mandate or other vehicle the assets of which are managed by a member of the Group (“Fund”) and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which Stock Units were granted or earned, including (but not limited to): (i) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (ii) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (iii) errors in the financial statements of a member of the Group, business unit or Fund; or (iv) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behavior on the part of any director or employee of a member of the Group;

(b)        significant changes in the overall financial situation of the Group

(c)        a material downturn in, the performance of: (i) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (i) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility;

(d)        a material failure of risk management of: (i) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (ii) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility, whether or not the Grantee is responsible for such failure but taking into account the proximity of the Grantee to the failure of risk management;

(e)        the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct) or Cause, material or serious error or there is reasonable evidence of employee misbehavior; and/or,

(f)        the Grantee has engaged in conduct which the Board considers ought to result in the complete or partial reduction of the Stock Units, including where the Grantee has failed to meet appropriate standards of fitness and propriety and/or has materially breached his or her service contract and/or any terms of employment or engagement with the Group.

For the avoidance of doubt the Board may determine that the Stock Units may be forfeited in whole or in part. The effect of the forfeiture of the Stock Units (to the extent determined by the Board) shall be that the Grantee shall no longer be entitled to the issuance or transfer of shares pursuant to the Stock Units.

2.         CLAW-BACK OF AWARD

2.

1.

2.

2.1       At any time following the issuance of Shares to the Grantee in respect of a Stock Unit until the third anniversary of such issuance, the Board, acting fairly and reasonably, may determine that a claw-back of such Shares (“Claw-Back”) is justified due to:

(a)        a material misrepresentation in relation to the performance of a member of the Group, business unit or Fund and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the Stock Units were granted, earned, vested or paid, including (but not limited to): (i) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (ii) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (iii) errors in the financial statements of a member of the Group, business unit or Fund; or (iv) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behavior on the part of any director or employee of a member of the Group and the Board determines that either (x) such misrepresentation resulted in the Grantee receiving more Shares in respect of the Stock Units than the Grantee would have received had the misrepresentation not occurred or (y) the Board determines the Grantee was responsible for such misrepresentation;

(b)        the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct), material or serious error, or Cause, or there is reasonable evidence of employee misbehavior; and/or,

(c)        a material failure of risk management for which the Grantee has direct or indirect responsibility in respect of: (i) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (ii) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility.

2.2       The manner in which the Claw-Back shall be made by the Board is as follows:

(a)        the Company shall serve a notice in writing on each Grantee concerned setting out:

(i)         the date of grant of the Stock Units;

(ii)       the total number of Shares subject to the Stock Units which were delivered on the applicable issuance date;

(iii)      the number of Shares subject to the Stock Units which are subject to the Claw-Back calculated (if the Board so decides, after taking account of the tax and social security contributions paid by the Grantee) (“Claw-Back Shares”);

(iv)       the Fair Market Value of the Claw-Back Shares, as at the date the Claw-Back Shares were issued or transferred in satisfaction of the Stock Units (“Cash Equivalent”);

(b)        so far as the Board shall consider practicable, any Claw-Back shall be implemented by:

(i)         a reduction in the number of Shares under the Company Plan or any other equity award plan operated by the Company which would otherwise vest for or be released to the Grantee on any future date;

(ii)       withholding any cash amount otherwise due to the Grantee under any bonus scheme, phantom share scheme or other cash based incentive scheme of the Company or any member of the Group (on a pre- or post-tax basis, as determined by the Board); or

(iii)      a deduction from any other sum owed to the Grantee (which may include unpaid salary and/or pension contributions) on a pre- or post-tax basis, as determined by the Board, up to the number of Claw-Back Shares or their Cash Equivalent; and

(c)        if the Grantee ceases at any time to be a participant in the Company Plan and/or any other equity award plan operated by the Company, or the number of Shares which may be transferred on or following any future date under the Company Plan and/or any other equity award plan operated by the Company is less than the number of Claw-Back Shares, or the Grantee ceases at any time to be a director or an employee of a member of the Group, then the Company may recover from the Grantee the Cash Equivalent of the balance of the Shares remaining to be clawed-back, and for these purposes the Cash Equivalent is a debt which is immediately due and payable by the Grantee to the Company.